Exhibit 10.9

VIA EMAIL
September 30, 2019

Sean Sobers
***

Dear Sean,

On behalf of ThredUp Inc. (the “Company”), we are thrilled to offer you the position of Chief Financial Officer located at our Headquarters in Oakland, CA. This letter sets forth the terms and conditions of your role with the Company. By signing this letter, you will be accepting the following employment terms, including the additional terms in Exhibit A.

1.Role. Your title will be Chief Financial Officer reporting to James Reinhart, Chief Executive Officer. This is a full-time position.

2.Compensation. This is an exempt (salaried) position and you will be paid an annual base salary of $300,000 which will be paid in accordance with the Company’s normal payroll procedures. In addition, you are eligible to receive an executive bonus incentive totaling 50% of your annual base salary, paid quarterly.

3.Equity: Subject to the approval of the Company’s board of directors (the “Board”), the Company will grant you an option to purchase 860,000 or ~.09% of the Company’s common stock (the “Initial Option”), with a per share exercise price determined by the Board on the date the Initial Option is granted and which shall be at least equal to the fair market value of a share of the Company’s common stock on the such date of grant. The Initial Option will be subject to the terms and conditions applicable to options granted under the Company’s Amended and Restated 2010 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement to be accepted by you. Your Initial Option will vest in accordance with the following schedule, as described in the applicable stock option agreement: 20% will vest on the first anniversary of the vesting commencement date and the remaining 80% will vest in equal monthly installments over the subsequent four years, subject to your continued employment.

We would be honored to have you become a member of our executive team. If you wish to accept the offer, please sign in the place provided below.

Look forward to you joining the team.

Sincerely,
/s/ James Reinhart

James Reinhart
Chief Executive Officer

114 Sansome, Ste. 500 San Francisco CA 94104	www.thredup.com (415) 402-5202

Acknowledgment and Acceptance of Employment Offer

I agree to the completion of a background check and acknowledge this offer is contingent upon the satisfactory completion of such. Please see Exhibit A for more information.

I accept employment with ThredUp Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter, including the additional terms in Exhibit A:

/s/ Sean Sobers		Oct 21, 2019
Sean Sobers	/	Start Date

Exhibit A

Additional Terms of Employment

•At-Will Employment. Your employment with ThredUp Inc. (the “Company”) is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing “employment at will” relationship.

•Background Check. This offer of employment is contingent upon the completion of a background check (including an educational background and criminal history check). You acknowledge that you are not an employee of the Company until you have received notification from the Company that you have passed the background check to the satisfaction of the Company.

•Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, holidays and other benefits that the Company may offer to similarly-situated employees from time to time as described more fully in the enclosed materials. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

•Adjustments and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

•Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed At-Will Employment, Confidential Information and Invention Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

•References and Immigration Documents. This offer is contingent upon your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

•No Conflicting Obligations. By executing this letter, you represent and warrant that your performance under this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

◦Integrated Agreement. This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter and the At-Will Employment, Confidential Information and Invention Assignment Agreement (together, the “Offer Documents”) will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Offer Documents may only be changed by a writing, signed by you and an authorized representative of the Company.

◦Severability. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

◦Arbitration. Any controversy, dispute or claim arising out of or relating to this offer or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by American Arbitration Association (AAA). If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by AAA pursuant to its Employment Arbitration Rules and Mediation Procedures, as amended from time to time. Judgment on the award may be entered in any court having jurisdiction.

*****

Benefits Summary Salaried, Full-Time Employees

As part of your total compensation package, we offer the following benefits to regular full-time employees. Our benefit year is September 1st- August 31st. Healthcare benefits begin on your start date.

Medical
ThredUp Inc. offers 3 medical plans to choose from. Our base plan is Cigna HDHP/HSA 2000. We also offer a Cigna PPO, & Kaiser HMO in Georgia & California at a slightly higher price point. We pay 90% of your benefits and 70% of your dependents’ health insurance benefits for the CIGNA HDHP.

Health Savings Account (HSA) Voluntary Accident Plan
Flexible Spending Account (FSA)

Dental
ThredUp Inc. offers dental insurance through Sunlife (see plan details for more information).

Vision
ThredUp Inc. offers vision insurance through VSP.

Retirement Savings
ThredUp Inc. employees will be automatically enrolled in a 401K retirement plan after 60 days of employment. The default wage deduction will be set at 3%. If you want to adjust the percentage deducted from your paycheck or opt out of the deduction entirely, please contact Empower Retirement. ThredUp Inc. does not offer corporate matching at this time.

Insurance
ThredUp Inc. pays for Life and AD&D Insurance up to 1 times your annual salary.

One Medical in San Francisco, CA
ThredUp Inc. offers a membership to One Medical, which provides high-quality, comprehensive primary care tailored to your busy lifestyle. This membership works in conjunction with Cigna plans (not Kaiser), and is only available in San Francisco.

STD/LTD
ThredUp Inc. pays for Short Term and Long Term Disability coverage.

EAP
ThredUp Inc. offers an Employee Assistance Program to help you address life’s daily challenges.

PTO
ThredUp Inc. has a no accrual vacation policy, but we encourage you to take the time you need to recharge.

Pet Insurance offered through Nationwide

Maker Days
We currently offer all salaried, SF-based employees to work from anywhere they want on Tuesday and Thursdays and do not need to be present in the office.

* Our policy is set up to have insurance be effective on your start date.    A more comprehensive description of our benefits can be found in our benefits booklet attached. As well, all benefits are subject to change.